SCHEDULE 14A
                               (RULE 14A-101)

                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO.      )

 Filed by the Registrant {X}

 Filed by a Party other than the Registrant {   }

 Check the appropriate box:

 {  } Preliminary Proxy Statement
      {   } Confidential, For Use of the Commission Only (as permitted by
            Rule 14a-6(e)(2))
 {  } Definitive Proxy Statement
 {  } Definitive Additional Materials
 {X}  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              AMP INCORPORATED
                        ----------------------------
              (Name of Registrant as specified in its charter)

                        ----------------------------
    (Name of person(s) filing proxy statement, if other than Registrant)

 Payment of Filing  Fee (Check the appropriate box):

 {X}  No fee required.

 {  } Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)  Title of each class of securities to which transaction applies:
      (2)  Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      (4)  Proposed maximum aggregate value of transactions:
      (5)  Total fee paid.

 _____
 {  } Fee paid previously with preliminary materials.
 {  } Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:
      (2)  Form, Schedule or Registration Statement No.:
      (3)  Filing Party:
      (4)  Date Filed:



                           [AMP Letterhead]


                                    September 30, 1998


 Dear Fellow Shareholder:


    We are pleased to report that AMP has announced a SELF-TENDER OFFER FOR 30 MILLION SHARES of its common stock at a price of $55.00 PER SHARE IN CASH. This will provide you with an opportunity to sell a portion of your AMP shares at a price far in excess of AlliedSignal's offer for 20 million shares at only $44.50 per share. Our offer is expected to commence early next week.

    When AlliedSignal made its opportunistic, low-ball offer back in August, we promised you that we would INCREASE VALUE IN THE NEAR TERM and that is exactly what we are doing. Our Profit Improvement Plan is working and our confidence in AMP's future is so strong that the Board of Directors is making a $1.65 BILLION ''DOWN PAYMENT'' TO SHAREHOLDERS through this stock repurchase. The self-tender offer gives AMP the ability to deliver value to shareholders today, while taking the necessary steps to deliver value for tomorrow. We are confident there is more value to come.

    AlliedSignal says its 20 million share, $44.50 per share, tender offer will expire on October 2. We urge you NOT to tender any of your shares to
 AlliedSignal   and to withdraw your shares promptly if you previously
 tendered to them. This is ESPECIALLY IMPORTANT because AlliedSignal intends
 to vote the shares it buys in its tender offer   and it will vote them to
 advance ALLIEDSIGNAL'S OWN INTERESTS in their solicitation of consents.

    AlliedSignal's consent solicitation is part of its continuing effort to buy AMP on the cheap. They want you to consent to their long list of
 takeover-related proposals   including proposals that would give
 AlliedSignal control of your Board by packing it with a majority of 17 people who are directors and executive officers of AlliedSignal. Each of these persons we believe would have IRRECONCILABLE CONFLICTS OF INTEREST if they were to serve on and control AMP's Board of Directors.

    You can expect that on or about October 15, AlliedSignal will start sending you written solicitation materials asking you to ''consent'' to the proposals that AlliedSignal wants to impose on your Company. AMP strongly believes that AlliedSignal's proposals are NOT in your interests as a shareholder of AMP, and urges you NOT to sign AlliedSignal's ''consent'' form.

    You can act now to PROTECT YOUR INTERESTS:

    o DON'T TENDER your shares into AlliedSignal's 20 million share, $44.50 per share offer.

    o If you previously tendered to AlliedSignal, YOU CAN WITHDRAW YOUR SHARES IF YOU ACT PROMPTLY.

    o      DON'T SIGN AlliedSignal's blue consent form.

    Events have been moving rapidly, and likely will continue to do so in the coming weeks and months. As always, we will keep you fully informed.



                                  Sincerely,

                                  /s/ Robert Ripp

                                  Robert Ripp
                                  Chairman and
                                  Chief Executive Officer







               IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY ASSISTANCE
                IN WITHDRAWING ANY SHARES YOU MAY HAVE TENDERED
                         TO ALLIEDSIGNAL, PLEASE CALL:

                           INNISFREE M&A INCORPORATED
                         CALL TOLL FREE: (888) 750-5834
                 BANKS AND BROKERS CALL COLLECT: (212) 750-5833



             PARTICIPANT INFORMATION AND FORWARD-LOOKING STATEMENTS

 AMP and certain other persons named below may be deemed to be participants in the solicitation of revocations of consents in response to AlliedSignal's consent solicitation. The participants in this solicitation may include the directors of AMP (Ralph D. DeNunzio, Barbara H. Franklin, Joseph M. Hixon III, William J. Hudson, Jr., Joseph M. Magliochetti, Harold
 A. McInnes, Jerome J. Meyer, John C. Morley, Robert Ripp, Paul G. Schloemer and Takeo Shiina); the following executive officers of AMP: Robert Ripp (Chairman and Chief Executive Officer), William J. Hudson (Vice Chairman), James E. Marley (former Chairman), William S. Urkiel (Corporate Vice President and Chief Financial Officer), Herbert M. Cole (Senior Vice President for Operations), Juergen W. Gromer (Senior Vice President, Global Industry Businesses), Richard P. Clark (Divisional Vice President, Global Wireless Products Group), Thomas DiClemente (Corporate Vice President and President, Europe, Middle East, Africa), Rudolf Gassner (Corporate Vice President and President, Global Personal Computer Division), Charles W. Goonrey (Corporate Vice President and General Legal Counsel), John E. Gurski (Corporate Vice President and President, Global Value-Added Operations and President, Global Operations Division), David F. Henschel (Corporate Secretary), John H. Kegel (Corporate Vice President, Asia/Pacific), Mark E. Lang (Corporate Controller), Philippe Lemaitre (Corporate Vice President and Chief Technology Officer), Joseph C. Overbaugh (Corporate Treasurer), Nazario Proietto (Corporate Vice President and President, Global Consumer, Industrial and Power Technology Division); and the following other members of management and employees of AMP: Merrill
 A. Yohe, Jr. (Vice President, Public Affairs), Richard Skaare (Director, Corporate Communication), Douglas Wilburne (Director, Investor Relations), Suzanne Yenchko (Director, State Government Relations), Mary Rakoczy (Manager, Shareholder Services), Dorothy J. Hiller (Assistant Manager, Shareholder Services), Melissa E. Witsil (Communications Assistant) and Janine M. Porr (Executive Secretary). As of the date of this communication, none of the foregoing participants individually beneficially own in excess of 1% of AMP's common stock or in the aggregate in excess of 2% of AMP's common stock.

 AMP has retained Credit Suisse First Boston Corporation ("CSFB") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to act as its financial advisors in connection with the AlliedSignal Offer, for which CSFB and DLJ will receive customary fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, AMP has agreed to indemnify CSFB, DLJ and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. CSFB and DLJ are investment banking firms that provide a full range of financial services for institutional and individual clients. Neither CSFB nor DLJ admits that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning either CSFB or DLJ. In connection with CSFB's role as financial advisor to AMP, CSFB and the following investment banking employees of CSFB may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of AMP: Alan Howard, Steven Koch, Scott Lindsay, and Lawrence Hamdan. In connection with DLJ's role as financial advisor to AMP, DLJ and the following investment banking employees of DLJ may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of AMP: Douglas V. Brown and Herald L. Ritch. In the normal course of its business, each of CSFB and DLJ regularly buys and sells securities issued by AMP for its own account and for the accounts of its customers, which transactions may result in CSFB, DLJ or the associates of either of them having a net "long" or net
 "short" position in AMP securities, or option contracts or other derivatives in or relating to such securities. As of September 25, 1998, DLJ held no shares of AMP common stock for its own account and CSFB had a net long position of 132,266 shares of AMP common stock.

 The accompanying letter contains certain "forward-looking" statements which AMP believes are within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The safe harbors intended to be created thereby are not available to statements made in connection with a tender offer and AMP is not aware of any judicial determination as to the applicability of such safe harbor to forward-looking statements made in proxy solicitation materials when there is a simultaneous tender offer. However, shareholders should be aware that any such forward-looking statements should be considered as subject to the risks and uncertainties that exist in AMP's operations and business environment which could render actual outcomes and results materially different than predicted. For a description of some of the factors or uncertainties which could cause actual results to differ, reference is made to the section entitled "Cautionary Statements for Purposes of the 'Safe Harbor"' in AMP's Annual Report on Form 10-K for the year ended December 31, 1997. In addition, the realization of the benefits anticipated from the strategic initiatives will be dependent, in part, on management's ability to execute its business plans and to motivate properly the AMP employees, whose attention has been distracted by the AlliedSignal's tender offer and whose numbers will have been reduced as a result of these initiatives.